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                                                                     Exhibit 5.1


                           Thermo Electron Corporation
                                 81 Wyman Street
                        Waltham, Massachusetts 02545-9046


                                                              November 9, 2001


Viasys Healthcare Inc.
700 South Henderson Road, Suite 202
King of Prussia, Pennsylvania 19406

         Re: Registration Statement on Form S-8 relating to 5,355,000 shares of the Common Stock, $0.01 par value per share, of Viasys Healthcare Inc.


Dear Sirs:

     I am Deputy General Counsel of Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), which will distribute on November 15, 2001 (the "Distribution") to its stockholders of record on November 7, 2001 all of the outstanding shares of Viasys Healthcare Inc., a Delaware corporation and wholly owned subsidiary of Thermo Electron prior to the Distribution (the "Company"). I have acted as counsel in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement"), of an aggregate of 5,335,000 shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), issuable under the Company's Equity Incentive Plan, 2001 Employees' Stock Purchase Plan and Deferred Compensation Plan for Directors (collectively, the "Plans").

     I or a member of Thermo Electron's Legal Department have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. I or a member of Thermo Electron's Legal Department have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's representatives all questions of fact that I have deemed necessary or appropriate.

     Based upon and subject to the foregoing, I am of the opinion that:

     1. The Company is a corporation validly existing and in corporate good standing under the laws of the State of Delaware.

     2. The issuance and sale of the Shares as contemplated in the Registration Statement have been duly authorized by the Company.

     3. The Shares, when issued and sold in accordance with the provisions of the respective Plans, will be validly issued, fully paid and non-assessable.


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Viasys Healthcare Inc.
November 9, 2001
Page 2


     This opinion is limited to the applicable provisions of the Delaware constitution, the General Corporation Law of the State of Delaware ("Delaware Law") and reported judicial decisions interpreting Delaware Law.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        /s/ John A. Piccione
                                        ----------------------
                                        John A. Piccione
                                        Deputy General Counsel